Exhibit 99.1
Contact:
Bob Newell
Vice President, Finance and Chief Financial Officer
(650) 331-7133
investors@cardica.com
CARDICA ANNOUNCES FISCAL 2010 THIRD QUARTER FINANCIAL RESULTS
REDWOOD CITY, Calif. – May 4, 2010 — Cardica, Inc. (Nasdaq: CRDC) today announced financial results for its fiscal third quarter and nine months ended March 31, 2010. Cardica’s management will host a conference call at 4:30 p.m. Eastern Time to discuss the financial results and provide an update on the company’s business.
“During the fiscal third quarter, we continued development of the Cardica Microcutter product line, initiated animal trials for the Cardica Microcutter ES8 and, subject to FDA clearance under a 510(k) process, we believe we are on track to launch the Cardica Microcutter ES8 in early calendar 2011,” said Bernard A. Hausen, M.D., Ph.D., president and chief executive officer of Cardica. “We believe this line of products, which will include flexible and rigid shaft offerings in multiple sizes for use in a wide variety of laparoscopic or thorascopic procedures, provides a technological improvement for surgeons with cutting-stapling devices that are smaller, easier to use, and more flexible than existing products.”
“For our cardiac surgery business, we maintained a revenue rate of approximately $1 million and are beginning to see usage from new accounts that are pursuing totally endoscopic coronary artery bypass (TECAB) procedures,” continued Dr. Hausen. “Moving forward, we expect steady and sequential growth in sales of our automated anastomosis products.”
Recent Highlights and Accomplishments
•	Increased cumulative worldwide shipments of PAS-Port® Proximal Anastomosis Systems to over 18,000 units, with 925 units shipped in the fiscal 2010 third quarter;

•	Increased cumulative worldwide shipments of C-Port® Distal Anastomosis Systems to over 10,400 units, with 412 units shipped in the fiscal 2010 third quarter;

•	Announced the first peer-reviewed publication demonstrating short- and medium-term patency using our C-Port systems to connect arterial grafts during beating-heart bypass procedures;

•	Initiated animal testing for the Microcutter product line; and

•	Began design of the Cardica Microcutter MES5 and FES5, cutting-stapling devices with a five millimeter shaft diameter.
Dr. Lee Swanstrom, a leading laparoscopic and general surgeon at The Oregon Clinic commented, “A stapling platform like the Cardica Microcutter, that is less than 12 millimeters in diameter, allows ‘reload on the fly’ and has the potential to be flexible, provides substantial technological advances over existing devices. I believe it has the potential to open the door to a new generation of even less invasive surgeries such as endoluminal endoscopic surgery and Natural Orifice Transluminal Endoscopic Surgery (NOTES).”
Feedback from surgeons, such as Dr. Swanstrom, has confirmed that the potential benefits offered by the Cardica Microcutter will meet unmet needs of surgeons who are continuing to advance minimally invasive techniques.

Fiscal 2010 Third Quarter and Nine Months Ended March 31, 2010 Financial Results

Total product sales were approximately $1.0 million for the fiscal 2010 third quarter compared to $2.1 million for the same period of fiscal 2009. Net product sales decreased primarily as a result of Cardica’s smaller direct sales force. Because the development of the patent foramen ovale (PFO) closure device under the relationship with Cook Medical was put on temporary hold during the fiscal 2010 second quarter, no development revenue was recorded during the fiscal 2010 third quarter. Development revenue was $728,000 for the fiscal 2009 third quarter. Total net revenue was approximately $1.0 million for the fiscal 2010 third quarter compared to $2.8 million for the fiscal 2009 third quarter. Cost of product sales was approximately $1.1 million for the fiscal 2010 third quarter compared to $1.5 million in the same period of fiscal 2009 and was negatively affected by overhead costs spread over fewer units produced.
Research and development expenses were approximately $1.4 million for the fiscal 2010 third quarter compared to $1.9 million for the fiscal 2009 third quarter. Selling, general and administrative expenses for the fiscal 2010 third quarter were approximately $1.5 million compared to $3.3 million for the comparable quarter of 2009. The lower expenses in the fiscal third quarter of 2010 are primarily due to the actions taken in fiscal 2009 to change Cardica’s sales approach to a more variable cost model and to lower Cardica’s headcount.
The net loss for the fiscal 2010 third quarter was approximately $3.0 million, or $0.12 per share, compared with a net loss of approximately $3.9 million, or $0.25 per share, for the fiscal 2009 third quarter.
Total net revenue for the nine months ended March 31, 2010, was approximately $3.0 million compared with approximately $7.9 million for the same period of fiscal 2009. Total operating costs and expenses for the nine months ended March 31, 2010 were approximately $10.8 million compared with approximately $21.7 million for the same period of 2009. The net loss for the first nine months of fiscal 2010 was approximately $7.9 million, or $0.37 per share, compared to $13.8 million, or $0.87 per share, for the same period of fiscal 2009.
Cash and cash equivalents at March 31, 2010 were approximately $9.3 million compared with $11.1 million at December 31, 2009 and $5.3 million at June 30, 2009. As of March 31, 2010, there were approximately 24 million shares of common stock outstanding. At the beginning of April, Cardica restructured its outstanding note agreement with Century Medical. Cardica made a principal payment of $600,000 to Century Medical in April 2010, with the remaining $1.4 million outstanding due in June 2011, one year later than the maturity date prior to the revised agreement.
Financial Guidance for Fiscal 2010
Cardica continues to be in a transition period for its cardiac surgery business and is not able to provide product sales guidance for fiscal 2010. For fiscal 2010, Cardica expects that research and development and selling, general and administrative expenses will total between $10 million and $11 million, including non-cash stock-based compensation expense of approximately $1.5 million. Cardica continues to expect its cash and cash equivalents to decline by approximately $2.5 million per quarter in fiscal 2010, without giving effect to any additional financing transactions that may occur.

Conference Call Details
To access the live conference call on May 4, 2010 at 4:30 p.m. Eastern Time via phone, please dial 800-599-9795 from the United States and Canada or 617-786-2905 internationally. The conference ID is 76064672. Please dial in approximately 10 prior minutes to the start of the call. A telephone replay will be available beginning approximately two hours after the call through May 11, 2010, and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 92059720.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the presentation to allow for any necessary software downloads.
The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.
About Cardica
Cardica designs and manufactures proprietary stapling devices for cardiac and endoscopic surgical procedures. Cardica’s stapling technology minimizes operating time and enables minimally-invasive and robot-assisted surgeries. Cardica manufactures and markets its automated anastomosis systems, the C-Port(R) Distal Anastomosis Systems and PAS-Port(R) Proximal Anastomosis System, for coronary artery bypass graft (CABG) surgery and has shipped over 28,000 units throughout the world. In addition, the company is developing the Cardica Microcutter ES8, a true multi-fire endoscopic stapling device designed to be used in a variety of procedures, including bariatric, thoracic and general surgery.
Forward-Looking Statements
This press release contains “forward-looking” statements, including all statements regarding the future development, regulatory approval, and commercial launch and potential of the Cardica Microcutter ES8, MES8 and FES8, Cardica’s expectations regarding future sales of its automated anastomosis products and the matters described under the heading “Financial Guidance for Fiscal 2010.” Any statements contained in this press release that are not historical facts may be deemed to be forward-looking statements. The words “believe,” “expect” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including that Cardica’s current and any future products may never gain any significant degree of market acceptance; that Cardica may not be successful in its efforts to develop the Cardica Microcutter ES8 and expand its product portfolio; that the Cardica Microcutter ES8 may not obtain regulatory approval on Cardica’s anticipated timeline, if at all; that any future Cardica products face development, regulatory, reimbursement and manufacturing risks; that Cardica’s intellectual property rights may not provide adequate protection; that Cardica’s sales, marketing and distribution strategy and capabilities may not be sufficient or successful; and that general business and economic conditions may impair Cardica’s ability to market and develop products, as well as other risks detailed from time to time in Cardica’s reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2009 and its Quarterly Report on Form 10-Q for the period ended December 31, 2009. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Cardica’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.
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Cardica, Inc.
Statements of Operations
(amounts in thousands except per share amounts)

	Three months ended		Nine months ended
	March 31,		March 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenue
Product sales, net	$959	$2,089	$2,799	$5,644
Development revenue	—	728	124	2,179
Royalty revenue	20	21	67	65

Total	979	2,838	2,990	7,888

Operating costs and expenses
Cost of product sales	1,068	1,538	2,607	4,111
Research and development	1,395	1,893	3,759	6,297
Selling, general and administrative	1,477	3,287	4,442	11,288

Total operating costs and expenses	3,940	6,718	10,808	21,696

Loss from operations	(2,961)	(3,880)	(7,818)	(13,808)
Interest and other income	8	8	35	145
Interest expense	(30)	(30)	(90)	(90)

Net loss	$(2,983)	$(3,902)	$(7,873)	$(13,753)

Basic and diluted net loss per share	$(0.12)	$(0.25)	$(0.37)	$(0.87)

Shares used in computing basic and diluted net loss per share	23,966	15,785	21,238	15,769

Balance Sheets
(amounts in thousands)

	March 31,	June 30,
	2010	2009
	(unaudited)
Assets
Cash and cash equivalents	$9,324	$5,328
Accounts receivable	521	624
Inventories	1,515	1,895
Other assets	1,981	2,493

Total assets	$13,341	$10,340

Liabilities and stockholders’ equity
Accounts payable and other liabilities	$1,613	$1,551
Short term debt	2,000	2,000
Deferred revenue	403	527
Stockholders’ equity	9,325	6,262

Total liabilities and stockholders’ equity	$13,341	$10,340